Exhibit 11.1 ---  Statement Re:  Computation of Net Loss Per Common Share



                                                                         Three months ended               Nine months ended
                                                                            September 30,                    September 30,
                                                                    ------------------------------  -----------------------------
                                                                        1996              1995           1996            1995
                                                                    ------------------------------  ----------------------------

Average shares outstanding                                            10,964,945       9,472,574      10,943,287       7,684,336

Adjustments for issuance of common stock and other instruments within one year of the initial filing of the registration statement:

              Common stock issued
              Common stock options granted                                    --              --              --         111,152
              Common stock issuable upon conversion
                of preferred stock issued                                     --              --              --         568,627
              Common stock issuable upon conversion
                of preferred options granted                                  --              --              --         157,952
                                                                    ------------    ------------    ------------    ------------

Weighted average shares used in calculating per share data            10,964,945       9,472,574      10,943,287       8,522,067
                                                                    ============    ============    ============    ============

Net loss attributable to common stockholders                        $ (5,796,305)   $ (7,368,483)   $(19,807,287)   $(20,658,211)(a)
                                                                    ============    ============    ============    ============

Net loss per common share                                           $      (0.53)   $      (0.78)   $      (1.81)   $      (2.42)
                                                                    ============    ============    ============    ============



               (a) Adjusted to add back the preferred stock dividend based upon assumed conversion of preferred stock to common stock issued within one year of filing for an initial public offering.